UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported):  February 14, 2014

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-0790350
(State or Other	(Commission File	(IRS Employer
Jurisdiction of	Number)	Identification
Incorporation)		Number)

345 Park Avenue

New York, NY 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code:  (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)                                  On November 13, 2013, Bristol-Myers Squibb Company (the “Company”) announced that Beatrice Cazala ceased to serve as an executive officer of the Company and that she was in the process of transitioning to a new role.  As part of that transition, in January 2014, the Company terminated Ms. Cazala’s employment letter agreement, dated as of February 11, 2011, covering her long-term U.S. assignment, resulting in the automatic reinstatement of her suspended French employment contract (the “French Contract”) with the Company’s subsidiary Bristol-Myers Squibb SARL (“BMS France”).  Ms. Cazala was offered a position in France which she has declined and, as a result, her French Contract is being terminated effective as of June 9, 2014 (the “Separation Date”).

In connection with Ms. Cazala’s departure from the Company, the Company and BMS France have entered into a Settlement Agreement and General Release (the “Agreement”) with Ms. Cazala, effective as of February 14, 2014.  Pursuant to the Agreement, Ms. Cazala will remain an active employee in the United States in the position of Executive Vice President through her Separation Date at her current salary and she will continue to be eligible to participate in all applicable benefit plans.  She will remain eligible for her 2013 annual incentive award and the continued vesting of all previously awarded but unvested stock unit awards in accordance with the applicable plan documents.  Ms. Cazala will not be eligible for 2014 annual or long-term incentive awards.

Ms. Cazala will receive the following benefits to which she is entitled consistent with her French Contract and all applicable benefit plans as an employee who is retirement eligible and involuntarily terminated without cause and who executes a general release:

•                  A gross cash severance payment of approximately $3 million under the Pharmaceutical Industries collective bargaining agreement applicable to BMS France’s employees.

•                  Pension benefits under the Retirement Income Plan, Retirement Income Plan - Benefit Equalization Plan and Supplementary Pension Plan.

•                  The opportunity to receive pro rata distributions from restricted stock unit and long-term incentive awards that have been outstanding for more than a year, assuming performance thresholds are met in the case of the long-term incentive awards. Awards that have been outstanding for less than one year will lapse and be forfeited.

•                  Access to retiree medical benefits on the same terms as other retirees on a partially subsidized basis.

Under the Agreement, Ms. Cazala is also entitled to the following payments in connection with her signing the general releases required by the Agreement:

•                  A lump sum settlement payment of $1.5 million, to be made in three installments.

•                  An aggregate of $185,000 to cover Ms. Cazala’s attorneys’ fees, moving expenses, and tax preparation services.

Additionally, under the Agreement, Ms. Cazala has agreed to release any claims she may have against the Company and BMS France and any of their affiliates, subsidiaries, officers, directors,

employees and agents, among others, except for those that may relate to the administration of any applicable benefit plan or those that cannot be lawfully waived.  The Agreement also contains covenants imposing on Ms. Cazala certain obligations with respect to confidentiality, proprietary information and non-disparagement, and restricting her ability to engage in certain activities in competition with the Company for a period of six months after her Separation Date.  Ms. Cazala has agreed to cooperate and to generally make herself available in connection with any investigation or legal proceedings involving, or any matter that relates to her employment with, the Company or BMS France.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRISTOL-MYERS SQUIBB COMPANY

Dated: February 14, 2014	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	General Counsel and Corporate Secretary